EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES ELECTION

OF RONALD B. WOODARD TO BOARD OF DIRECTORS

HOUSTON, May 14, 2003 - Continental Airlines (NYSE: CAL) announced today that Ronald B. Woodard, former president of the Boeing Commercial Airplane Group, has been elected to the airline's board of directors.

Woodard, 60, has served as chairman of MagnaDrive Corp., which he co-founded, since 2002, and was president and chief executive officer of the firm, which produces new engine power transfer technology applications for industrial equipment, from 1999-2002.

In June 1999, Woodard retired from The Boeing Company, the world's largest aerospace company and the United States' leading exporter, after a 32-year career. Prior to serving as president of the Boeing Commercial Airplane Group, Woodard had been president of Boeing de Havilland and vice president and general manager of Boeing's Renton Division and of Boeing's Materiel Division.

"We are excited that Ron Woodard is bringing his broad aviation experience, contacts and leadership to Continental's board," said Chairman and Chief Executive Officer Gordon Bethune. "His expertise and help will be invaluable to our company, our employees and our stockholders."

Woodard, who holds a master's degree in systems management from the University of Southern California, is currently a director of Coinstar, Inc. and previously served as a director of Atlas Air Worldwide Holdings, Burlington Northern Santa Fe and The Whittaker Corp.

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CONTINENTAL APPOINTS RONALD WOODARD/Page 2

A Pacific Northwest native born in Portland, Ore., Woodard was chairman of the Seattle Symphony from 1992 to 2001 and is a trustee of the University of Puget Sound and a Fellow of the Royal Aeronautical Society.

Continental Airlines is the world's seventh-largest airline and has more than 2,000 daily departures. With 131 domestic and 93 international destinations, Continental has the broadest global route network of any U.S. airline, including extensive service throughout the Americas, Europe and Asia. Continental has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 41 million passengers per year on the newest jet fleet among major U.S. airlines. With 48,000 employees, Continental is one of the 100 Best Companies to Work For in America. In 2003, Fortune ranked Continental highest among major U.S. carriers in the quality of its service and products, and No. 2 on its list of Most Admired Global Airlines. For more company information, visit continental.com.

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